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                                                                 Exhibit 10.13.3

                                  AMENDMENT TO
                 SALES / MANAGEMENT / RENTAL / USAGE AGREEMENTS

         This Agreement dated to be effective as of December 12, 2001, made by and between VENTURE INDUSTRIES CORPORATION, VENTURE HOLDINGS CORPORATION and VEMCO INC., all of which are incorporated in the State of Michigan and doing business at 33662 James J. Pompo Dr. Fraser, Michigan. (hereinafter collectively referred to as VENTURE) and VENTURE SALES & ENGINEERING CORP. (hereinafter referred to as SALES), VENTURE HEAVY MACHINERY LIMITED LIABILITY COMPANY, REALVEN, INC., VENTURE REAL ESTATE INC., VENTURE REAL ESTATE ACQUISITION COMPANY, VENTURE EQUIPMENT ACQUISITION COMPANY and VENTURE AUTOMOTIVE CORP. (hereinafter collectively referred to as OWNERS) all of which are Michigan entities doing business at 33662 James J. Pompo Dr., Fraser, Michigan.

                                    RECITALS

Whereas, the parties have had a mutually beneficial long-term business relationship and wish to continue that relationship.

Whereas SALES has provided management/commission sales activity for VENTURE pursuant to various contracts and contract amendments for a number of years.

Whereas OWNERS have leased or provided under various usage agreements, equipment and buildings to VENTURE to meet the manufacturing needs of VENTURE.

Whereas SALES has assisted VENTURE in obtaining and advised Venture relative to new program awards as part of their contractual agreement and relationship.

Whereas SALES and VENTURE have identified several significant new vehicle programs (primarily the WK) to be awarded by DaimlerChrylser Corporation (DCX) which could be expected to generate sales of approximately six to seven hundred million dollars per year (over three billion dollars over the five year expected program life).

Whereas both SALES and VENTURE have determined that in order to obtain the exterior portion of the WK program, (the interior portion of the program having already been awarded to VENTURE by DCX) additional price concessions will have to be granted to DCX over and above what VENTURE has previously granted to DCX for 2001.

Whereas VENTURE is presently unwilling to lower the prices quoted to DCX for the WK exterior program in light of the previous reductions that were granted to DCX.

Whereas SALES is interested in encouraging VENTURE to grant the additional WK exterior price reduction and believes that the reduction is necessary to assure the program is awarded to VENTURE, and therefore, SALES is willing to assist VENTURE in obtaining this business by undertaking the obligation as contemplated in this Agreement to protect and enhance its existing commission/management fee income, given the expected commission/management fee income to be received over the term of the WK program could be as high as ninety million dollars.


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Whereas as an additional inducement for the promises being made by SALES to assist VENTURE in getting the additional DCX business, VENTURE has agreed to amend the payment terms of certain agreements between VENTURE, SALES and certain affiliates of SALES (the OWNERS).

Whereas there is a substantial amount of receivables owed by SALES and the OWNERS to VENTURE, which the parties wish to facilitate making some repayment of in order to improve the financial appearance of VENTURE to its current and prospective lenders.

Now therefore, for the mutual consideration exchanged between the parties as set forth herein, the parties hereby agree to the following:

1. Commission Reduction/Inducement. To encourage VENTURE to provide DCX with lower WK exterior pricing, SALES agrees to irrevocably reduce commissions and/or management fees that have been earned in 2001 under their existing sales representation agreement by the amount of Four Million Six Hundred Thousand Dollars ($4,600,000) [the "Set Off Amount"].

2. Repayment of Commissions. The Parties agree that the Set Off Amount will be paid as follows: (i) amounts outstanding as of December 12, 2001 (which are approximately $1.5 million) of the amounts owed by VENTURE to SALES shall be used to offset amounts owed by SALES to VENTURE and (ii) on or before December 31, 2002, the rest of the Set Off Amount (approximately $3.1 million), owed by VENTURE to SALES shall be repaid by SALES to VENTURE.

3. Amendment of Payment Terms of Sales/Lease/Usage Agreements. In exchange for SALES irrevocably reducing the commission and/or management fees as set forth in paragraph 1, the payment terms under all existing sales, lease and usage agreements between the parties (see attached Exhibit A) are hereby amended so that (a) the sales, lease and usage fee payments expected to be accrued during 2002 will be accelerated so that they credited as if they were due under such agreements on or before January 2nd, 2002 and (b) those sales, lease and usage fee payments payable by VENTURE to the OWNERS that accrue after the 2002 calendar year shall be accelerated so that they are due on or before the later of January 2nd of each succeeding calendar year (for such year) and the date that the Reconciliation (as defined below) is made for the such year [such accelerated payment term being herein referred to as the "Accelerated Terms"]. Such Accelerated Terms shall remain effective until the end of the calendar year ending with the conclusion of the WK model year program and any successor program to WK (if such successor program is awarded to VENTURE); provided that in no case shall the Accelerated Terms be applicable to any accruals for any year after 2006.

         As soon as the relevant information is available for a specific calendar year, there shall be a determination of whether there was an overpayment or underpayment of any sales / lease / usage fees for the year (the "Reconciliation") and any such amounts shall be set off against or added to, as the case may be, the next following year's amounts payable.

4. Repayment of Receivable/Setoff. As additional consideration for the change in payment terms set forth in paragraph 3, the parties agree that VENTURE (i) shall setoff any sales / lease / usage fees that SALES and OWNERS are owed by VENTURE for the 2002 calendar year against the receivables owed by SALES and OWNERS to VENTURE and may setoff any sales / lease / usage fees that SALES and OWNERS are owed by VENTURE for the 2003-6 calendar years against the receivables owed by SALES and OWNERS to VENTURE.


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5.       Other Agreements. All other provision of the sales, lease and usage agreements shall remain in full force and effect.



6. Entire Agreement. This Agreement constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understanding and agreements among the parties hereto respecting the subject matter hereof.



7. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.



8. Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this agreement shall not operate or be construed as a waiver of any subsequent breach or of any other condition hereof.



8. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.



10. Counterparts; Facsimile Signatures. This Agreement may be executed by Parties in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile and each such execution may be relied upon by the other party as an original signature.



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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement to be effective on the date first above-written.

VENTURE INDUSTRIES CORPORATION,

VENTURE HOLDINGS CORPORATION and

VEMCO, INC.


  /s/ Michael G. Torakis
------------------------------------

Name:     Michael G. Torakis
      ------------------------------

Title:    President
       -----------------------------



VENTURE SALES & ENGINEERING CORP.,

VENTURE HEAVY MACHINERY LIMITED LIABILITY COMPANY,

REALVEN INC., VENTURE REAL ESTATE INC.,

VENTURE REAL ESTATE ACQUISITION COMPANY,

VENTURE EQUIPMENT ACQUISITION COMPANY and

VENTURE AUTOMOTIVE CORP.



By:     /s/ Larry J. Winget
  ------------------------------------

Name: LARRY J. WINGET

Title: PRESIDENT


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